Exhibit 5

[Opinion of Arent Fox PLLC]

March 19, 2004

The Board of Directors
TNS, Inc.
11480 Commerce Park Drive, Suite 600
Reston, Virginia 20191

Gentlemen:

        We have acted as counsel to TNS, Inc., a Delaware corporation (the "Company"), with respect to the Company's Registration Statement on Form S-8, filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 378,092 shares of Common Stock, par value $.001 per share, which are subject to the 2001 Founders' Stock Option Plan (the "2001 Plan"), and 1,586,384 shares of Common Stock, par value $.001 per share, which are subject to the 2004 Long-Term Incentive Plan (the "2004 Plan").

        As counsel to the Company, we have examined such records and documents of the Company, as well as relevant statutes, regulations, published rulings and such questions of law, as we considered necessary or appropriate for the purpose of this opinion.

        Based on the foregoing, we are of the opinion that the shares subject to the 2001 Plan, when issued or delivered and paid for in accordance with the terms of the 2001 Plan, will be validly issued, fully paid and nonassessable and that the shares subject to the 2004 Plan, when issued or delivered and paid for in accordance with the terms of the 2004 Plan, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations thereunder.

Very truly yours,
/s/ ARENT FOX PLLC

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